Exhibit 99.1

PRESS RELEASE

For:

THE MACERICH COMPANY

Press Contact:

Arthur Coppola, President and Chief Executive Officer

or

Thomas E. O’Hern, Executive Vice President and

Chief Financial Officer

(310) 394-6000

MACERICH ANNOUNCES 13% INCREASE IN FUNDS FROM OPERATIONS PER SHARE

Santa Monica, CA (5/8/08) - The Macerich Company (NYSE Symbol: MAC) today announced results of operations for the quarter ended March 31, 2008, which included total funds from operations (“FFO”) diluted of $96.0 million or $1.09 per share-diluted compared to $85.1 million or $.96 per share-diluted for the quarter ended March 31, 2007.  Net income available to common stockholders for the quarter ended March 31, 2008 was $95.6 million or $1.30 per share-diluted compared to $3.5 million or $.05 per share-diluted for the quarter ended March 31, 2007.  The Company’s definition of FFO is in accordance with the definition provided by the National Association of Real Estate Investment Trusts (“NAREIT”). A reconciliation of net income to FFO and net income per common share-diluted (“EPS”) to FFO per share-diluted is included in the financial tables accompanying this press release.

Recent Highlights:

•

During the quarter, Macerich signed 336,000 square feet of specialty store leases at average initial rents of $44.71 per square foot. Starting base rent on new lease signings was 24.3% higher than the expiring base rent.

•	Mall tenant sales per square foot for the trailing twelve month period increased 3.0% to $468 in the first quarter of 2008 compared to $454 for the first quarter of 2007.
•	Portfolio occupancy at March 31, 2008 was 92.7% compared to 92.8% at March 31, 2007.
•	FFO per share-diluted increased 13% to $1.09 for the quarter ended March 31, 2008 compared to $.96 for the quarter ended March 31, 2007.
•	Construction began on the $265 million redevelopment of Santa Monica Place.

Commenting on the quarter, Arthur Coppola president and chief executive officer of Macerich stated “It is encouraging that in light of the global economic downturn, for us it was another quarter of strong fundamentals including, high occupancy, wide releasing spreads and solid same center net operating income growth.  The quarter was also highlighted by significant progress on our three major redevelopments: The Oaks, Santa Monica Place and Scottsdale Fashion Square.”

Redevelopment and Development Activity

The expansion of The Oaks, a 1.1 million square-foot super regional mall in Thousand Oaks, California, continues on schedule toward a multi-phased opening beginning with a 138,000-square-foot Nordstrom Department Store slated to open in fall 2008. Construction on the two-level, open-air retail, dining and entertainment venue, and a complete interior renovation continues. New additions to the center’s interior retail lineup include the first-to-markets Bare Escentuals, Fruits and Passions, kate spade, Marciano and Teavana.

On April 17, Macerich marked the construction start of an expansive redevelopment of Santa Monica Place. Plans for the property are expected to transform the center into an open-air shopping and dining destination. The center closed for redevelopment on January 31 and is projected to re-open in fall 2009.

Construction of the underground parking structure for the first phase of a new luxury wing at Scottsdale Fashion Square began in early 2008. Anchored by a first-to-market 60,000-square-foot Barneys New York, the expansion will introduce up to 110,000 square feet of luxury shops and restaurants and is expected to begin opening in fall 2009. New tenants that opened this quarter include Bottega Veneta, Jimmy Choo and Marciano.

Construction on the Market at Estrella Falls, the power center phase of a 330-acre mixed-use development is underway. The 500,000-square-foot power center will begin opening in phases in fall 2008. Old Navy joins previously announced large-format retailers Bashas’, Staples, Shoe Pavilion, Razmataz and Petco. The project’s future phases include a department-store anchored super regional shopping center and additional parcels for commercial and potential mixed-use opportunities.

Acquisitions and Dispositions

Effective January 1, 2008, the former owner of the Wilmorite portfolio exercised its right to exchange 3.4 million preferred units (redeemable into 2.9 million common units) in exchange for the Company’s interest in Eastview Mall, Greece Ridge Center, Pittsford Plaza and Marketplace Mall (together known as the “Rochester Assets”).  The Rochester Assets were transferred with pro rata mortgage debt of approximately $218 million.  The total square footage of the Rochester Assets is 4.7 million square feet of GLA and the average sales per square foot were $360.   A non cash gain on redemption of $99 million was recorded in the first quarter as a result of the disposition of these non-core assets.

On January 10, 2008, Macerich and its partner, the Alaska Permanent Fund Corporation (APFC), announced the acquisition of The Shops at North Bridge. The Shops at North Bridge is a 680,933-square-foot mixed-use retail development anchoring the south end of Chicago’s primary retail district known as “The Magnificent Mile.” The Shops at North Bridge is home to one of the top five performing Nordstrom Department Stores in the country. Located on Chicago’s famed Michigan Avenue, the center has a 94.9% occupancy level and annual shop tenant sales of $839 per square foot.

Macerich and APFC acquired the property for $515 million. Macerich and APFC assumed the $205 million existing loan at an interest rate of 4.67% maturing in July 2009. This is the second joint venture for the two entities: Macerich and APFC co-own another of the country’s top-performing regional shopping centers, Tysons Corner Center.

Financing Activity

In March, the Company placed a $101 million construction loan on Cactus Power Center.  The three year construction loan has an initial interest rate of 3.95%.

On May 6, 2008, a new $100 million floating rate loan was placed on The Mall at Victor Valley.  The initial interest rate is 4.33%.

On May 14, 2008, an $82 million construction loan is expected to close on the Market at Estrella Falls.  The loan is a three year loan, extendable to five years and has an initial interest rate of approximately 4.30%.

The Company has received a $150 million loan commitment for the currently unencumbered SanTan Village regional mall.  The five year loan is expected to fund in June.

The Company has also reached agreement on a $170 million seven year, 6.76% fixed rate loan on Fresno Fashion Fair.  The new loan will pay off a $63 million maturing loan.  The loan is expected to close in July.

2008 Earnings Guidance

Management is reaffirming its guidance for 2008 full year FFO per share in the range of $5.00 to $5.15.

This guidance is based on management’s current view of the current market conditions in the regional mall business.  Due to the uncertainty in the timing and economics of acquisitions and dispositions, the guidance range does not include any potential property acquisitions or dispositions.  The Company is not able to assess at this time the potential impact of such exclusions on future FFO.  FFO does not include gains or losses on sales of depreciated operating assets.

Macerich is a fully integrated self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional malls throughout the United States.  The Company is the sole general partner and owns an 85% ownership interest in The Macerich Partnership, L.P. Macerich now owns approximately 77 million square feet of gross leaseable area consisting primarily of interests in 72 regional malls.  Additional information about Macerich can be obtained from the Company’s Web site at www.macerich.com.

Investor Conference Call

The Company will provide an online Web simulcast and rebroadcast of its quarterly earnings conference call.  The call will be available on The Macerich Company’s website at www.macerich.com (Investing section) and through CCBN at www.earnings.com.  The call begins today, May 8, 2008 at 10:30 AM Pacific Time. To listen to the call, please go to any of these web sites at least 15 minutes prior to the call in order to register and download audio software if needed. An online replay at www.macerich.com (Investing section) will be available for one year after the call.

Note:  This release contains statements that constitute forward-looking statements. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to vary materially from those anticipated, expected or projected.  Such factors include, among others, general industry, economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, anchor or tenant bankruptcies, closures, mergers or consolidations, lease rates and terms, interest rate fluctuations, availability and cost of financing and operating expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment, acquisitions and dispositions; governmental actions and initiatives (including legislative and regulatory changes); environmental and safety requirements; and terrorist activities which could adversely affect all of the above factors.  The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2007, for a discussion of such risks and uncertainties, which discussion is incorporated herein by reference. The Company does not intend, and undertakes no obligation, to update any forward-looking information to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

(See attached tables)

##

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Results of Operations:

	Results before SFAS 144 (e)		Impact of SFAS 144 (e)		Results after SFAS 144 (e)
	For the Three Months		For the Three Months		For the Three Months
	Ended March 31,		Ended March 31,		Ended March 31,
	Unaudited				Unaudited
	2008	2007	2008	2007	2008	2007
Minimum rents	$132,087	$123,995	$(6,256)	$(11,035)	$125,831	$112,960
Percentage rents	2,704	3,784	—	(120)	2,704	3,664
Tenant recoveries	67,831	67,783	(1,442)	(6,918)	66,389	60,865
Management Companies’ revenues	9,691	8,754	—	—	9,691	8,754
Other income	6,613	7,592	(284)	(1,037)	6,329	6,555
Total revenues	$218,926	$211,908	$(7,982)	$(19,110)	$210,944	$192,798

Shopping center and operating expenses	70,953	68,680	(2,036)	(6,664)	68,917	62,016
Management Companies’ operating expenses	18,343	17,755	—	—	18,343	17,755
Income tax expense (benefit)	301	(120)	—	—	301	(120)
Depreciation and amortization	61,128	55,974	(421)	(4,595)	60,707	51,379
REIT general and administrative expenses	4,403	5,373	—	—	4,403	5,373
Interest expense	70,827	67,555	—	(3,535)	70,827	64,020
Loss on early extinguishment of debt	—	878	—	—	—	878
Gain on sale or disposition of assets	99,937	1,463	(99,263)	289	674	1,752
Equity in income of unconsolidated joint ventures (c)	22,298	14,483	—	—	22,298	14,483
Minority interests in consolidated joint ventures	(526)	(5,038)	—	3,820	(526)	(1,218)

Income (loss) from continuing operations	114,680	6,721	(104,788)	(207)	9,892	6,514

Discontinued Operations:
Gain (loss) on sale or disposition of assets	—	—	99,263	(289)	99,263	(289)
Income from discontinued operations	—	—	5,525	496	5,525	496
Income before minority interests of OP	114,680	6,721	—	—	114,680	6,721
Income allocated to minority interests of OP	16,598	638	—	—	16,598	638
Net income before preferred dividends	98,082	6,083	—	—	98,082	6,083
Preferred dividends (a)	2,454	2,575	—	—	2,454	2,575
Net income to common stockholders	$95,628	$3,508	$0	$0	$95,628	$3,508

Average number of shares outstanding - basic	72,342	71,669			72,342	71,669
Average shares outstanding, assuming full conversion of OP Units (d) (e)	88,290	85,034			88,290	85,034
Average shares outstanding - diluted for FFO (a) (d) (e)	88,290	88,661			88,290	88,661

Per share income- diluted before discontinued operations	—	—			$0.11	$0.05
Net income per share-basic	$1.32	$0.05			$1.32	$0.05
Net income per share- diluted (a) (e)	$1.30	$0.05			$1.30	$0.05
Dividend declared per share	$0.80	$0.71			$0.80	$0.71
Funds from operations “FFO” (b) (d)- basic	$93,554	$82,493			$93,554	$82,493
Funds from operations “FFO” (a) (b) (d) (e) - diluted	$96,008	$85,068			$96,008	$85,068
FFO per share- basic (b) (d)	$1.10	$0.97			$1.10	$0.97
FFO per share- diluted (a) (b) (d) (e)	$1.09	$0.96			$1.09	$0.96

(a)          On February 25, 1998, the Company sold $100,000 of convertible preferred stock representing 3.627 million shares. The convertible preferred shares can be converted on a 1 for 1 basis for common stock. These preferred shares are assumed converted for  purposes of net income per share - diluted for 2008 and they are not assumed converted for 2007 as they would be antidilutive to the calculation.

The weighted average preferred shares outstanding are assumed converted for purposes of FFO per share - diluted as they are dilutive to those calculations for all periods presented. On October 18, 2007, 560,000 shares of convertible preferred stock  were converted to common shares.

On March 16, 2007, the Company issued $950 million of convertible senior notes. These notes are not dilutive for purposes of  net income per share - diluted or FFO - diluted for 2008 and 2007.

(b)         The Company uses FFO in addition to net income to report its operating and financial results and considers FFO and FFO-diluted as supplemental measures for the real estate industry and a supplement to Generally Accepted Accounting Principles (GAAP) measures. NAREIT defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from extraordinary items and sales of depreciated operating properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. FFO and FFO on a fully diluted basis are useful to investors in comparing operating and financial results between periods. This is especially true since FFO excludes real estate depreciation and amortization, as the Company believes real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. FFO on a fully diluted basis is one of the measures investors find most useful in measuring the dilutive impact of outstanding convertible securities. FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income as defined by GAAP and is not indicative of cash available to fund all cash flow needs. FFO as presented may not be comparable to similarly titled measures reported by other real estate investment trusts.

Effective January 1, 2003, gains or losses on sales of undepreciated assets and the impact of SFAS 141 have been included in FFO. The inclusion of gains on sales of undepreciated assets increased FFO for the three months ended March 31, 2008 and 2007 by $1.6 million and $0.9 million, respectively, or by $.02 per share and $.01 per share, respectively. Additionally, SFAS 141 increased FFO for the three months ended March 31, 2008 and 2007 by $4.6 million and $4.0 million, respectively, or by $.05 per share and $0.045 per share, respectively.

(c)          This includes, using the equity method of accounting, the Company’s prorata share of the equity in income or loss of its unconsolidated joint ventures  for all periods presented.

(d)         The Macerich Partnership, LP (the “Operating Partnership” or the “OP”) has operating partnership units (“OP units”). Each OP unit can be converted into a share of Company stock. Conversion of the OP units not owned by the Company has been assumed for purposes of calculating the FFO per share and the weighted average number of shares outstanding. The computation of average shares for FFO - diluted includes the effect of share and unit-based compensation plans and convertible senior notes using the treasury stock method. It also assumes conversion of MACWH, LP preferred and common units to the extent they are dilutive to the calculation. For the three months ended March 31, 2008 and 2007, the MACWH, LP preferred units were antidilutive to FFO.

(e)          In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company adopted SFAS 144 on January 1, 2002.

On December 17, 2007, the Company, as part of a sale/leaseback transaction involving Mervyn’s sites,  identified certain locations available for sale. The Company has classified the results of operations from these sites to discontinued operations.

On April 25, 2005, in connection with the acquisition of Wilmorite Holdings, L.P. and its affiliates, the Company issued as part of the consideration participating and non-participating convertible preferred units in MACWH, LP. The participating units are not assumed converted for purposes of net income per share and FFO - diluted per share for all periods  presented as they would be antidilutive to the calculation. On January 1, 2008, a subsidiary of the Company, at the election of the holders, redeemed approximately 3.4 million participating convertible preferred units in exchange for the distribution of the interests in the entity which held that portion of the Wilmorite portfolio that consisted of Eastview Mall, Greece Ridge Center, Marketplace Mall and Pittsford Plaza (“Rochester Properties”). This exchange is referred to as the “Rochester Redemption.” As a result of the Rochester Redemption , the Company has classified the results of operations from the Rochester Properties to discontinued operations and recorded a gain of  $99.3 million for the period ended March 31, 2008.

Pro rata share of joint ventures:

	For the Three Months
	Ended March 31,
	Unaudited
	2008	2007
Revenues:
Minimum rents	$66,310	$61,890
Percentage rents	2,262	2,287
Tenant recoveries	32,596	29,189
Other	4,158	2,663
Total revenues	$105,326	$96,029

Expenses:
Shopping center expenses	35,925	30,588
Interest expense	26,259	24,317
Depreciation and amortization	22,279	24,388
Total operating expenses	84,463	79,293
Gain (loss) on sale of assets	1,319	(2,382)
Equity in income of joint ventures	116	129
Net income	$22,298	$14,483

Reconciliation of Net Income to FFO (b):

	For the Three Months
	Ended March 31,
	Unaudited
	2008	2007
Net income - available to common stockholders	$95,628	$3,508

Adjustments to reconcile net income to FFO - basic Minority interest in OP	16,598	638
Gain on sale or disposition of consolidated assets	(99,937)	(1,463)
plus gain on undepreciated asset sales- consolidated assets	333	881
plus minority interest share of gain on sale of consolidated joint ventures	341	837
(Gain) loss on sale of assets from unconsolidated entities (pro rata share)	(1,319)	2,382
plus gain on undepreciated asset sales- unconsolidated entities (pro rata share)	1,319	—
Depreciation and amortization on consolidated assets (f)	61,128	55,974
Less depreciation and amortization allocable to minority interests on consolidated joint ventures	(573)	(994)
Depreciation and amortization on joint ventures (pro rata) (f)	22,279	24,388
Less: depreciation on personal property and amortization of loan costs (f)	(2,243)	(3,658)

Total FFO - basic	93,554	82,493

Additional adjustment to arrive at FFO - diluted Preferred stock dividends earned	2,454	2,575
Total FFO - diluted	$96,008	$85,068

(f)  In 2008, amortization of loan costs is included in interest expense.

Reconciliation of EPS to FFO per diluted share:

	For the Three Months
	Ended March 31,
	Unaudited
	2008	2007
Earnings per share - diluted	$1.30	$0.05
Per share impact of depreciation and amortization of real estate	0.95	0.90
Per share impact of (gain) loss on sale or disposition of depreciated assets	(1.17)	0.03
Per share impact of preferred stock not dilutive to EPS	0.01	(0.02)
Fully diluted FFO per share	$1.09	$0.96

Reconciliation of Net Income to EBITDA:

	For the Three Months
	Ended March 31,
	Unaudited
	2008	2007

Net income - available to common stockholders	$95,628	$3,508

Interest expense	70,827	67,555
Interest expense - unconsolidated entities (pro rata)	26,259	24,317
Depreciation and amortization - consolidated assets	61,128	55,974
Depreciation and amortization - unconsolidated entities (pro rata)	22,279	24,388
Minority interest	16,598	638
Less: Interest expense and depreciation and amortization allocable to minority interests on consolidated joint ventures	(759)	(1,435)
Loss on early extinguishment of debt	—	878
Gain on sale or disposition of assets - consolidated assets	(99,937)	(1,463)
(Gain) loss on sale of assets - unconsolidated entities (pro rata)	(1,319)	2,382
Add: Minority interest share of gain on sale of consolidated joint ventures	341	837
Income tax expense (benefit)	301	(120)
Distributions on preferred units	276	3,547
Preferred dividends	2,454	2,575

EBITDA (g)	$194,076	$183,581

Reconciliation of EBITDA to Same Centers - Net Operating Income (“NOI”):

	For the Three Months
	Ended March 31,
	Unaudited
	2008	2007
EBITDA (g)	$194,076	$183,581

Add: REIT general and administrative expenses	4,403	5,373
Management Companies’ revenues	(9,691)	(8,754)
Management Companies’ operating expenses	18,343	17,755
Lease termination income of comparable centers	(2,523)	(3,354)
EBITDA of non-comparable centers	(28,151)	(23,211)

Same Centers - net operating income (“NOI”) (h)	$176,457	$171,390

(g)         EBITDA represents earnings before interest, income taxes, depreciation, amortization, minority interest, extraordinary items, gain (loss) on sale of assets and preferred dividends and includes joint ventures at their pro rata share. Management considers EBITDA to be an appropriate supplemental measure to net income because it helps investors understand the ability of the Company to incur and service debt and make capital expenditures. EBITDA should not be construed as an alternative to operating income as an indicator of the Company’s operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity. EBITDA, as presented, may not be comparable to similarly titled measurements reported by other companies.

(h)         The Company presents same-center NOI because the Company believes it is useful for investors to evaluate the operating performance of comparable centers. Same-center NOI is calculated using total EBITDA and subtracting out EBITDA from non-comparable centers and eliminating the management companies and the Company’s general and administrative expenses.